Exhibit 10(o)
Restricted Stock Unit Grant Agreement - additional terms & conditions

1.           Grant of Restricted Stock Units.  The Management Development and Compensation Committee (“Committee”) of the Board of Directors of General Electric Company (“Company”) has granted Restricted Stock Units with Dividend Equivalents (“RSUs”) to the individual named in this Grant Agreement (“Grantee”).  Each RSU entitles the Grantee to receive from the Company (i) one share of General Electric Company common stock, par value $0.06 per share (“Common Stock”) for which the restrictions set forth in paragraph 3 lapse in accordance with their terms, and (ii) cash payments based on dividends paid to shareholders of such stock, each in accordance with the terms of this Grant, the GE 2007 Long Term Incentive Plan (“Plan”), and any rules and procedures adopted by the Committee.

2.           Dividend Equivalents.  Until such time as the following restrictions lapse or the RSUs are cancelled, whichever occurs first, the Company will pay the Grantee a cash amount equivalent in value to the per share quarterly dividend payment made to shareholders of the Company’s Common Stock, with such payments to be made reasonably promptly after the payment date of each quarterly dividend.

3.           Restrictions.  Restrictions on the number of RSUs specified in this Grant Agreement will lapse on the designated Restriction Lapse Dates only if the Grantee has been continuously employed by the Company or one of its affiliates to such dates.  RSUs shall be immediately cancelled upon termination of employment, except as follows:

a. Employment Termination Due to Death.  If the Grantee’s employment with the Company or any of its affiliates terminates as a result of the Grantee’s death, then restrictions on all RSUs shall immediately lapse.

b. Employment Termination Due to Transfer of Business to Successor Employer.  If the Grantee’s employment with the Company or any of its affiliates terminates as a result of employment by a successor employer to which the Company has transferred a business operation, then restrictions on all RSUs shall immediately lapse.

c. Employment Termination More Than One Year After Grant Date.  If, on or after the first anniversary of the Grant Date, the Grantee’s employment with the Company or any of its affiliates terminates as a result of any of the reasons set forth below, or the Grantee becomes eligible to retire, each as defined below, then restrictions on RSUs shall automatically lapse or the RSUs shall be cancelled as provided below (subject to any rules adopted by the Committee):

(i)             Termination for Retirement or Total Disability.  Restrictions on all RSUs shall immediately lapse if (a) the Grantee becomes eligible for Optional Retirement at or after age 60 under the U.S. GE Pension Plan, (b) the Grantee is not a participant in the U.S. GE Pension Plan and becomes eligible to retire under another retirement plan or program of the Company or any of its affiliates on or after Grantee has attained age 60 and accumulated 5 or more years of qualifying service with the Company and any of its affiliates, or (c) the Grantee’s employment with the Company or any of its affiliates terminates as a result of a total disability, i.e., the inability to perform any job for which the Grantee is reasonably suited by means of education, training or experience.

(ii)             Termination for Layoff or Plant Closing.  If the Grantee’s employment with the Company or any of its affiliates terminates as a result of a layoff or plant closing, each as defined in the Company’s U.S. Layoff Benefit Plan, then restrictions on RSUs scheduled to lapse on the first Restriction Lapse Date, or during protected service if applicable, shall immediately lapse, and the remaining RSUs covered by this Grant shall be immediately cancelled.

(iii) Termination Due to Other Reasons. If the Grantee’s employment with the Company or any of its affiliates terminates for any other reason, and the Grantee and the Company have not entered into a written separation agreement explicitly providing otherwise in accordance with rules and procedures adopted by the Committee, then the remaining RSUs shall be immediately cancelled.

d. Affiliate.  For purposes of this Grant, “affiliate” shall mean (i) any entity that, directly or indirectly, is owned 50% or more by the Company and thereby deemed under its control and (ii) any entity in which the Company has a significant equity interest as determined by the Committee.  Transfer of employment among the Company and any of its affiliates is not a termination of employment for purposes of this Grant.

4. Delivery and Withholding Tax.  Upon the lapse of restrictions set forth in paragraph 3 in accordance with their terms, the Company shall deliver to the Grantee by mail or otherwise a certificate for such shares as soon as practicable, provided however, that the date of issuance or delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such shares.  Further, the Grantee shall pay to or reimburse the Company for any federal, state, local or foreign taxes required to be withheld and paid over by it, at such time and upon such terms and conditions as the Company may prescribe before the Company shall be required to deliver such shares.

5.           Alteration/Termination.  The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any RSUs without the consent of the Grantee.  Also, the RSUs shall be null and void to the extent the grant of RSUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Grantee.

6.           Plan Terms.  All terms used in this Grant have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request.

7.           Entire Agreement.  This Grant, the Plan, and the rules and procedures adopted by the Committee contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.